Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 33-80433) pertaining to the Health Management Associates, Inc. 1996 Executive Incentive Compensation Plan and the Health Management Associates, Inc. Stock Option Plan for Outside Directors;

(2)	Registration Statement (Form S-8 No. 333-53602) pertaining to the Health Management Associates, Inc. 1996 Executive Incentive Compensation Plan; and

(3)	Registration Statement (Form S-8 No. 333-132037) pertaining to the Health Management Associates, Inc. 2006 Outside Director Restricted Stock Award Plan;

of our report dated February 27, 2012 (except for Notes 12 and 16, as to which the date is August 10, 2012) with respect to the consolidated financial statements and schedule of Health Management Associates, Inc. included in this Current Report on Form 8-K, and our report dated February 27, 2012 with respect to the effectiveness of internal control over financial reporting of Health Management Associates, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011 that was previously filed on February 27, 2012.

/s/ ERNST & YOUNG LLP

Certified Public Accountants

Miami, Florida

August 10, 2012